UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2008

AMICUS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 11, 2008, Amicus Therapeutics, Inc. (“Amicus”), as Lessee, and AG/Touchstone TP, LLC (“A/G Touchstone”), as Lessor, entered into a lease agreement (the “Lease”) pursuant to which Amicus will lease from AG/Touchstone approximately 7,668 square feet of laboratory space for a small scale research facility in San Diego, California (the “Premises”). The term of the Lease runs for three years and may be extended by Amicus for an additional three-year term, subject generally to agreement with A/G Touchstone on the fair market value of the rent to be paid during such additional period. Amicus will pay monthly base rent of $22,620, $23,299 and $23,998, respectively, in each of the first three years of the Lease along with a proportional share of AG/Touchstone’s monthly operating expenses, including real property taxes, for the building containing the Premises, subject to customary exceptions. The Lease may be earlier terminated by AG/Touchstone in the event that Amicus breaches the terms of the Lease and fails to cure such breach within the applicable cure period and under certain circumstances by Amicus in the event the Premises is damaged.

The San Diego facility will be utilized primarily to support research into new applications of Amicus’ pharmacological chaperone technology for the treatment of diseases with high unmet medical needs and larger patient populations, particularly in the areas of neurodegenerative and metabolic disorders. A copy of the press release announcing the opening of Amicus’ San Diego facility is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

     (c)  Exhibits .

          99.1      Press Release, dated September 15, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: September 15, 2008	By:	/s/ GEOFFREY P. GILMORE

	Name:	Geoffrey P. Gilmore
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 15, 2008